EXHIBIT 99.1

COMSTOCK MINING REPORTS MEASURED AND INDICATED RESOURCES
INCREASE TO OVER ONE MILLION GOLD EQUIVALENT OUNCES;
MEASURED, INDICATED AND INFERRED RESOURCES INCREASE BY 57%

Virginia City, NV (September 7, 2010)  — Comstock Mining Inc. (“Comstock Mining” or “the Company”)(OTCBB: LODE) announced today the highlights of its second National Instrument 43-101 (NI 43-101) technical report (the “August Report”) authored by Behre Dolbear & Company (USA), Ltd. (“Behre Dolbear”), of Denver Colorado.  The August Report declared a mineral resource estimate for the Comstock Mine Project in Storey and Lyon Counties, Nevada, of Measured and Indicated Resources containing 1,060,000 gold equivalent ounces1, and an estimate of an Inferred Resource containing an additional 380,000 gold equivalent ounces.  The total of 1,440,000 Measured, Indicated, and Inferred gold equivalent ounces is a 57% increase over the estimate reported in the Company’s previous NI 43-101 technical report, published in May, 2010.

COMSTOCK MINE PROJECT RESOURCE SUMMARY
	Tons	Au (opt)	Ag (opt)	Total Au (ounces)	Total Ag (ounces)
Measured Resource	13,430,000	0.032	0.372	425,000	4,990,000
Indicated Resource	18,080,000	0.026	0.310	474,000	5,600,000
Total Measured and Indicated [i]	31,510,000	0.029	0.336	899,000	10,590,000

Inferred Resource	13,870,000	0.023	0.256	322,000	3,550,000
Historical Resource	2,460,000	0.053	1.472	131,000	3,620,000
i. Rounding differences may occur

“Validating over one million ounces of measured and indicated gold equivalent ounces, with over 1.6 million gold equivalent ounces including inferred and historical resources, is a significant achievement for our Company,” stated Corrado DeGasperis, the Company’s Chief Executive Officer.  “This result was only possible through the synergy between our productive, professional exploration and drilling programs and our ongoing consolidation of the Comstock District.  All of the measured and indicated resources are in the Lucerne and Dayton Resource Areas, with most less than 500 feet from the surface, representing our primary targets for near term production.”

The Comstock Mine Project now includes approximately 5,892 acres of mining claims in the Comstock and Silver City Mining Districts (“Comstock District”), including 892 acres of patented claims, and 5,000 acres of unpatented claims, administered by the Bureau of Land Management.  The project activities to date have focused on the Lucerne and Dayton Resource Areas, and to a lesser extent, the Spring Valley and Northern Extension exploration targets.

[1]
Gold equivalent ounces were calculated using August 31, 2010 London PM prices of $1,246.00 per ounce of gold and $18.87 per ounce of silver, as published by kitco.com.  This resulted in a ratio of 66.03 ounces of silver per equivalent ounce of gold, assuming equal recoveries of gold and silver.

Comstock Mine Project Property & Resource Areas
1 inch = 4,000 feet
Miles
0 0.2 0.4 0.8 1.2 1.6
N
Base map: USGS Virginia City, Flowery Peak, New Empire, & Dayton Quadrangles 7.5 minute Series
Northern Extension
Process Area
Lucerne
Dayton
Spring Valley
Nevada
Legend
Project Area
Mining Claims
Resource Area
Process Area

The Lucerne Resource Area includes the Billie the Kid, Hartford, and Lucerne pits, and extends northeasterly to the area of the historic Woodville bonanza, and north to the historic Justice and Keystone mines.  The Company’s successful Spring 2010 drilling program targeted the Lucerne Resource Area with 51 reverse circulation and 8 core holes (see the Company’s August 13, 2010 press release, http://www.comstockmining.com/news/press-releases/89-fri-aug-13-2010).  The new drilling intercepted significant mineralized intervals of 20 or more consecutive feet in 42 of the 51 holes.  The program included infill holes as well as step-out holes testing the continuity of mineralization to the east and to the north of the previous drilling in the area.  The updated resource estimate for the Lucerne Resource Area incorporated these new results, and now totals 26,540,000 tons of Measured and Indicated Resources, containing 731,000 ounces of gold and 9,380,000 ounces of silver.  The August Report specifically mentions the East Side target in the Lucerne Resource Area, and concludes, “Exploration drilling should continue with expectations of expanding resources along the northeast-striking structures.”

LUCERNE RESOURCE AREA SUMMARY
	Tons	Au (opt)	Ag (opt)	Total Au (ounces)	Total Ag (ounces)
Measured Resource	11,220,000	0.031	0.394	348,000	4,420,000
Indicated Resource	15,320,000	0.025	0.324	383,000	4,960,000
Total Measured and Indicated [i]	26,540,000	0.028	0.354	731,000	9,380,000

Inferred Resource	12,660,000	0.023	0.252	291,000	3,190,000
i. Rounding differences may occur

The August Report also includes the Company’s first mineral resource estimate for the Dayton Resource Area.  This area, south and west of the town of Silver City, includes the historic Dayton, Alhambra, Kossuth, Cherokee, and Metropolitan mines. The historic Dayton mine was the last major underground operation in the Comstock District, before being closed by the War Act in 1942.  The Company acquired these mineral properties, including the results from 252 previously drilled holes, in two separate transactions in July 2010 (see the Company’s August 2, 2010 press release, http://www.comstockmining.com/news/press-releases/84-mon-aug-2-2010).  The new resource estimate for the Dayton Resource Area totals 4,970,000 tons of Measured and Indicated Resources, containing 168,000 ounces of gold and 1,210,000 ounces of silver.  In addition, the August Report observes that, “substantial potential for further expansion of resources is highly likely in the Dayton Resource Area, south to Spring Valley.”

DAYTON RESOURCE AREA SUMMARY
	Tons	Au (opt)	Ag (opt)	Total Au (ounces)	Total Ag (ounces)
Measured Resource	2,210,000	0.035	0.260	77,000	570,000
Indicated Resource	2,760,000	0.033	0.231	91,000	640,000
Total Measured and Indicated [i]	4,970,000	0.034	0.244	168,000	1,210,000

Inferred Resource	1,210,000	0.026	0.298	31,000	360,000
i. Rounding differences may occur

“Behre Dolbear reviewed our exploration activities and their report concludes ‘the geology of the project area is well described and understood through vigorous surface mapping and drill hole logging’,” stated Larry Martin, the Company’s Chief Geologist.  “To receive independent professional validation of the geologic concepts and modeling developed by our team is gratifying and we look forward to incorporating Behre Dolbear’s recommendations into our continuing exploration program.”

The August Report included other specific recommendations, including additional core drilling, additional metallurgical and geotechnical testing, detailed processing design, and acceleration of the project’s permitting activities.  The August Report also recommended a preliminary feasibility study, which is the final step to allowing the Company to calculate reserves that conform to the NI 43-101 Technical Report requirements.  The complete report will be posted on the Company’s website, http://www.comstockmining.com/properties/technical-reports.

The Company’s current activities are focused on the goal of commencing commercial mining production in 2011.  The continuing technical program includes detailed metallurgical testing, geotechnical testing, and development drilling in the Lucerne and Dayton Resource Areas, leading to detailed mine plans for each area.  In addition, the Company is designing a new phase of exploration drilling to include its highest-potential targets, including the East Side target in the Lucerne Resource Area, numerous targets in the Northern Extension area, and the continuation of the Silver City fault zone from the Dayton Resource Area into Spring Valley.

Mr. DeGasperis concluded, “Our potential for adding substantial, additional resources is based on an unprecedented understanding of the Comstock District from our library of historical drilling, geological mapping, mineralized outcrops and underground workings, combined with recent land expansion and exploration success that significantly increases our exploration targets across the Comstock.”

About Comstock Mining Inc.

Comstock Mining Inc. is a North American precious metals mining company, focused in Nevada, with extensive, contiguous property in the Comstock District.  The Company began acquiring properties in the Comstock District in 2003.  Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and brought the exploration project into test mining production.  We continue acquiring additional properties in the district, expanding our footprint and creating opportunities for exploration and mining.  The goal of our strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commencing commercial mining and processing operations in 2011, with annual production rates of 20,000 gold equivalent ounces.

Cautionary Note to U.S. Investors

This press release uses the terms “measured resources,” “indicated resources,” “inferred resources,” and “historical resources” which are calculated in accordance with the Canadian National Instrument 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification system.  The United States Securities and Exchange Commission (the “SEC”) does not recognize these terms and the SEC guidelines (Industry Guide 7) provide that such terms shall not be included in a registrant’s filings with the SEC (unless required to be disclosed by foreign or state law).  The SEC permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category.  U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.

Forward-Looking Statements

This press release and any related calls or discussions may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements.  Forward-looking statements include statements about matters such as: future prices and sales of and demand for our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; recapitalization and balance sheet restructuring activities (including debt-for-equity exchanges, land transactions, capital raising and other activities); operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing of restructuring charges and the impact thereof; productivity, business process, rationalization, restructuring, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

The words "believe," "expect," "anticipate," "estimate," "project," "plan," "should," "intend," "may," "will," "would," "potential" and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our SEC filings and the following: the current global economic downturn and capital market weakness; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; our ability to cure defaults under our current indebtedness; our substantial indebtedness and the impact such indebtedness may have on us; the possibility that our operating performance and operating prospects, and capital market conditions will limit our ability to timely meet our debt service obligations, comply with debt covenants, obtain necessary financing or refinancing or restructure indebtedness or our debt service obligations on acceptable terms or at all; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to or pursued by us; changes in the United States or other monetary or fiscal policies or regulations in response to the recent capital markets and economic crises; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities.  All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.:
P.O. Box 1118
Virginia City, NV 89440
Tel 775-847-4755  Fax 800-750-5740
info@comstockmining.com
www.comstockmining.com